Exhibit(p)(5)

                       Philadelphia International Advisors
                             Code of Ethical Conduct

Philadelphia International Advisors' ("PIA") commitment to ethical conduct is at the heart of our existence. While ethical obligations of the overall organization tend to be neglected in the code of ethics of most organizations, we endeavor to achieve the highest ethical standards in both our Partnership as well as our individual actions. Consequently, we have stated our commitment as an organization as well as established the standard for our Partners, officers, and employees ("Employees"). This Code is supplemented by PIA's Policy of Professional Responsibility, which provides explanation and assistance on the issues contained in the Code.

                             Partnership Policy

Philadelphia International Advisors is committed to the ethical treatment of all its stakeholders.

     To our Partners, Officers and Employees we are committed, in our pledge of honesty, just management and fairness, in our assurance of a safe and healthy work environment, and in our respect for the dignity due to everyone.

     To our Clients we are committed, in our delivery of reliable and appropriate services, competently, in a timely manner, and for fair compensation.

     To our Communities in which we work and live we are committed, in our stewardship, in our actions as concerned and responsible neighbors, and in our reflection of all aspects of good citizenship.

     To our Partners we are committed, in our disciplines for sound and sustained growth, and in our prudent use of our assets and resources.

                             Employee Policy

In furtherance to our organizational commitment to ethical conduct, our Employees adopt and follow the following Code of Ethical Conduct.

TRUTH AND HONESTY

     Honesty is an essential component of trust. Without trust Philadelphia International Advisors cannot function effectively. Employees will be truthful in all endeavors; be honest and forthright with one another and with our clients, partners, communities and suppliers. Employees will not make deliberately false or deceptive statements about the organization, their qualifications, or circumstances that might lead to conflicts of interest. Employees will uphold the principle of fairness and be vigilant against conduct which has the intent, capability or effect of being deceptive toward our clients.

RESPECT AND EQUALITY

     Employees will recognize the individual rights of all members of the
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community and display a fair sense of justice. Employees will treat one another with dignity and fairness, appreciating the diversity of our workforce and the uniqueness of each employee.

RESPONSIBILITY AND PERSONAL ACCOUNTABILITY

     Employees are encouraged to speak up without fear of retribution and report concerns in the work place, including violations of law, regulation and company policy and to seek clarification and guidance whenever there is doubt.

INTEGRITY

     Employees will not merely abide by the law in a technical way but will strive to serve our clients with honest values, avoiding all devices and schemes which prey on human ignorance or gullibility. Employees will put the interests of the client, then the interests of PIA, ahead of their own personal interests.

CITIZENSHIP

     Employees must obey all of the laws of the United States and the countries in which we do business. Employees must do their part to improve the communities in which they live.
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                    PIA Policy of Professional Responsibility

This Policy of Professional Responsibility (the "Policy") is intended to articulate and expound upon the ethical, legal and moral responsibilities of all Partners, Officers and Employees (the "Employees") of Philadelphia International Partners ("PIA") found in PIA's Code of Ethics. It formalizes the principles, obligations and standards of behavior expected of all Employees. No attempt has been made to detail all responsibilities in all occasions. Employees are expected to apply the spirit of the Policy in circumstances not specifically addressed.

All Employees are obliged to monitor their personal and professional affairs so as not to discredit PIA. An Employee's personal conduct should reflect the highest professional standards of behavior. Employee behavior at work reflects upon PIA and its clients; therefore, Employees are expected to:

o    Obey all laws and regulations that apply to PIA's business.

o Avoid activities that could create conflicts of interest or even the appearance of a conflict of interest with PIA or a Client.

o Respect the confidentiality of information about those with whom PIA has business relationships.

All Employees are expected to read, understand and follow this Policy. All Employees are required to acknowledge in writing that they have received a copy, have read it, understand its contents and have not violated any provision. Violation of any provision of this Policy may result in disciplinary action including dismissal. Any violation of criminal law applicable to PIA's business, involving or located on PIA property will be reported to the appropriate authorities for prosecution.

The examples included within are only guidelines concerning the application of the standards. Any questions by an Employee concerning the application of this policy to their circumstance should be addressed to the Employee's Supervisor or in the alternative, Corporate Counsel.

Numerous national, state and local laws of the U.S. and other countries apply to PIA and its business. Employees are expected to conduct all business dealings according to these laws. Violation of any of them could subject the Employee or PIA to criminal and civil penalties. Employees should contact their Supervisor or Corporate Counsel with any questions about laws or how they apply to particular situations.

The Sherman Antitrust Act prohibits any combination, conspiracy or agreement among competitors to restrict or prevent competition. A specific violation of this Act could be a formal or informal agreement between an Employee and a competitor of PIA to (i) fix prices, (ii) allocate markets, (iii) allocate funds or (iv) refuse to deal with particular suppliers or customers. 15 U.S.C. [ss.][ss.]1, 2 & 18.

Employees must avoid any agreements with PIA's competitors (or even circumstances that might give the appearance of such agreements) relating to how PIA conducts its business. Employees should be especially careful at social or professional gatherings and at trade association meetings.
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A "tying arrangement" is one in which a seller conditions his sale of a product or service on a buyer's purchase of a separate product or service. Employees may not tie services to obtaining or assisting in obtaining any benefit from any account at PIA. 12 U.S.C.[ss.]1792

The purpose of any transaction that relates to corporate funds or assets must be revealed and recorded at the time of the transaction. An Employee:

o May not record or participate in the recording of incorrect or fictitious entries in the books or records of PIA.

o May not use PIA funds or assets for political contributions in connection with federal, state or local elections. For purposes of this provision, an Employee's time during regular working hours, PIA equipment and supplies, office space, clerical help and advertising facilities are all considered corporate assets.

o May not make any payment for an expressed purpose on PIA's behalf to any individual who intends to use the money for a different purpose.

o May not make payments, whether corporate or personal, of cash or other items of value to political candidates, to government officials, or to businesses, that are designed to influence their judgment or actions in connection with any PIA activity.

It is PIA's policy not to take sides (whether in financial support or endorsement) in political elections. Where necessary and appropriate, PIA will participate in political lobbying conducted by industry or trade organizations for the purpose of influencing legislation affecting PIA's business.

A number of criminal statutes apply to Employees of all financial institutions. These laws generally forbid such activities as:

Accepting a fee, commission or gift for obtaining a service. 18 U.S.C.[ss.]215.

Stealing, embezzling or misapplying corporate funds or assets. 18 U.S.C.[ss.]656

Using threats, physical force or other unauthorized means to collect money. 15 U.S.C.[ss.]1692d.

Recording false entries. 18 U.S.C.[ss.][ss.]1001, 1005.

Using corporate funds or assets to finance campaigns for political office. 2 U.S.C.[ss.]441b, 11 C.F.R.[ss.]100.7.

Lending trust funds to an officer, director or employee. 12 U.S.C.[ss.] 92a(h), 12 C.F.R.[ss.]9.12(b)

Making a loan or giving a gift to a bank examiner who has the authority to examine the Bank. 18 U.S.C.[ss.]212.

Misusing federal records and documents. 18 U.S.C.[ss.]641.
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Accessing PIA's computerized financial records without authorization. 18
U.S.C.[ss.]1030 (a) (2).

Defrauding PIA. 18 U.S.C.[ss.]1344.

Criminal statutes also provide a penalty for those who know that a criminal offense has been committed and who help the criminal avoid capture or punishment. Employees who suspect criminal activity should contact Corporate Counsel.

Employees must put the interests of the client, then the interests of PIA ahead of their own personal interests. Generally, an Employee will have a conflict of interest if there is a difference between an employee's personal interests and the interests of PIA and/or PIA's clients. A conflict of interest is broadly defined to occur when an Employee allows any interest, activity or influence outside of PIA to:

o    Influence the Employee's judgment when acting on behalf of PIA.

o    Compete against PIA.

o    Negatively affect the way the Employee performs regular duties, or

o    Harm PIA's reputation.

Employees cannot participate in any activity that could cause a conflict of interest or give the appearance of a conflict of interest. As a rule of thumb, any time that an Employee has an interest in a transaction or activity, a conflict of interest exists. Care should then be taken to address, manage or remove the conflict pursuant to applicable PIA policies or procedures.

1. PIA Securities (12 C.F.R.[ss.]9.12 (a) (1))

PIA will not invest in the stock and obligations of, or assets acquired from:

o    PIA or any of its Partners, Officers, or Employees;
o    affiliates of PIA or any of their Directors, Officers, or Employees;
or
o other individuals or entities with whom there exists an interest that might affect PIA's exercise of its best judgment.

Any such securities received in kind shall not be retained unless such investment or retention is authorized by the governing instrument, court order or applicable law, is in the best interests of the beneficiaries and is approved by Philadelphia International Partners ("PIP").

2. Loans, Sales, or Other Transfers from Fiduciary Accounts (12 U.S.C.[ss.] 92a(h) and 12 C.F.R.[ss.]9.12 (b)(1) & (2)). PIA may not lend, sell, or otherwise transfer assets of a discretionary fiduciary account to:

o    PIA or any of its Partners, Officers, or Employees;
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o    affiliates of PIA or any of their Directors, Officers, or Employees;
or
o other individuals or entities with whom there exists an interest that might affect PIA's exercise of its best judgment;

To avoid conflicts of interest, Employees are restricted from becoming involved in certain business dealings with PIA and others. Employees are prohibited from:

o Directly or indirectly, buying assets from or selling assets to PIA or any account for which PIA acts as a fiduciary.

o Representing PIA in any transactions requiring judgment or discretion with a person or organization in which the Employee has a financial or material interest. For example, managing an account of a relative or close personal friend might impair or appear to impair professional judgment or the performance of duties. Therefore, employees should avoid such transactions. Any exception needs the approval of PIP.

Employees are expected to avoid any outside interest or activity that will interfere with their duties.

1. General Guidelines

An Employee's outside interests or activities:

o should not significantly encroach on the time or attention devoted to their duties
o    should not adversely affect the quality of their work
o should not involve any significant use of PIA's equipment, facilities, or supplies
o should not imply PIA's sponsorship or support (for example, through the use of
o    PIA's stationery for personal purposes); and
o    should not adversely effect the reputation of PIA.

2. Appointments

All Employees must obtain prior approval from PIP before accepting any fiduciary appointment, Partnership or other outside position.

a. Fiduciary Appointments

A fiduciary appointment is an appointment as an administrator, executor, guardian, trustee or agent. With the approval of PIP, an Employee may act as a Co-Fiduciary with PIA if the Employee:

o avoids any representations that his or her services are performed on behalf of PIA and another Employee provides services on behalf of PIA;
o    does not accept a fee for acting as Co-Fiduciary with PIA; and
o does not permit the appointment to interfere with the time and attention devoted to the Employee's duties.

An Employee may act as a fiduciary on behalf of a family member, if he or she avoids any representations that his or her services are performed on behalf of PIA and if the employee does not permit the appointment to interfere with his or her PIA duties.
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An Employee may not:

o    Accept a Fiduciary appointment where PIA is not also acting.

o    Act as deputy or co-tenant of a safe deposit box.

     o Act as agent or attorney-in-fact on a client account.

b. Partnerships

An Employee may not:

o Represent any non-PIA company in any transaction with PIA, which involves the exercise of discretion on the part of either party.

o Accept a position as an officer or director of a corporation or become a member of a business partnership.

This provision does not apply to limited partnerships solely for investment purposes or services as director or officer of purely social, civil, religious or charitable institutions. Exceptions to this provision may be authorized by PIP.

3. Political Activities

PIA encourages Employees to take an active interest in political and governmental affairs and to keep informed concerning political issues and candidates. However, an Employee may not act as a representative of PIA in any political activity unless specifically authorized to do so by PIP.

4. Outside Employment

An Employee may not accept outside employment as one who prepares, audits, or certifies statements or documents pertinent to PIA's business. In addition, Employees must obtain approval from PIP before accepting employment:

o as a broker, contractor, or agent who engages in real estate transactions such as negotiating and selling mortgages, making investments for other, appraising property, or collecting rents; or

o    as an attorney, tax or investment counselor or insurance broker or agent.

Employees may also be prohibited by law from participating in "interlocking affiliations", that is, dual service, in the following areas:

o as an employee of an organization which is primarily engaged in the issue, flotation, underwriting, public sale or distribution of stocks, bonds or other securities;

o as a director, officer or employee of any commercial bank, banking association, trust company or savings bank not owned by PIA; or

o as a director or officer of a registered public utility holding company or subsidiary.
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1. Accepting Gifts

Employees may not accept gifts from clients for providing PIA services. For instance, Employees may not accept gifts under wills or trust instruments of clients.

Employees may not accept gifts under circumstances intended to influence the Employee. For instance, Employees may not accept gifts from attorneys, insurance and real estate agents, salesmen, brokers, accountants, or other potential referral recipients.

Gifts include receipt of cash, securities, property, special discounts and free services.

These restrictions do not apply to:

o    gifts or bequests receive based on family relationships;
o food and entertainment received at a regular luncheon, dinner or business meeting;
o loans from banks or other financial institutions received on regular terms to finance proper credit needs;
o advertising or promotional material received which has a value not exceeding $100;
o awards received from charitable, civic, religious or similar organizations for contributions or service; or
o non-cash gifts of nominal value ($100.00) received from or given to clients or suppliers for holidays, birthdays or other special occasions.

Employees are expected to use particular care and good judgment to achieve and maintain independence and objectivity. To this end, any unsolicited entertainment at a social, cultural or sporting event, provided by any person or entity that does business with or on behalf of PIA, must include both the Employee and the representative of the sponsoring firm. If tickets to these types of events are provided to an Employee without a representative of the sponsor in attendance, then the prior approval of PIP is required.

2. Making Gifts

Employees may not offer gifts under circumstances intended to influence a client or a supplier in conducting business. Employees may not make gifts to clients without the prior approval of PIP. With respect to fee concessions, Employees are required to follow the fee exception approval process.

Employees may not make gifts of cash or other property to attorneys, insurance and real estate agents, salesmen, brokers, accountants, etc., for giving or referring business to PIA.

These restrictions do not apply to:

o    gifts or bequests based on family relationships;
o    food and entertainment at a regular luncheon, dinner or business meeting;
o    advertising or promotional material; or
o non-cash gifts of nominal value ($100.00) given to clients or suppliers for holidays, birthdays or other special occasions.
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Clients whose assets are managed by or who have other business relationships with PIA shall not have any influence over or unusual access to information relating to grant applications made to charitable organizations that are clients of PIA or relating to their grants program specifically or generally.

The existence or non-existence of a business relationship between PIA and a grantee or potential grantee of any charitable organization that is also a client of PIA, will be disregarded and not taken into account in determining and monitoring funding relationships either client. The Partners and officers of PIA will share this policy with clients, grantees and other parties as appropriate.

No Employee or any member of the Employee's immediate family may accept cash honoraria for public speaking or writing services on behalf of PIA. If a cash honorarium is tendered, an Employee may request that it be donated to a charity of their choice. Employees may accept non-cash honoraria of limited value (not more than 1/2 of 1% of annual salary). Employees may also accept reimbursement of related expenses.

Employees may name several candidates without indicated favoritism when asked by a client to recommend attorneys, accountants, insurance brokers or agents, stock brokers, real estate agents, etc. Under no circumstances may an Employee make a recommendation if there is the appearance that the Employee may benefit from making it. Employees may not recommend a family member. An Employee may include a family member's firm or other professionals associated with a family member if such relationship is disclosed to the client.

Because investments can lead to conflicts of interest, all employees must follow these investment guidelines. In addition, any Employee deemed an "Access Person" is required to follow additional restrictions contained in PIA's Personal Trading Guidelines.

1.   Investments You May Not Make

When considering investment, you may not invest (directly or indirectly) in a publicly held security whenever:

o Such a transaction would place PIA under obligation (financial or other) to any investment banking or brokerage firm or to the seller or issuer of the security.

o You know PIA is in the process of buying or selling the security for its own account or for the account of others.

o You possess information not available to the general public that is likely to affect the price of the security.

o You are considering acting as advisor to the issuer of the security, or

o    You are recommending the sale or purchase of the security.

2. Investments That Require Approval

You are required to obtain approval form PIP:

o Before you invest (directly or indirectly) in a privately held company which is a PIA customer.

o If you subsequently become aware that you hold (directly or indirectly) stock in a privately held company which is a PIA customer, or

o If you have responsibility for providing services to a company that is a PIA customer and attempt to acquire or hold more than 5% of the shares of that company's stock.

Rules of various stock exchanges require brokers to obtain PIA's approval for the opening of accounts for Employees. Because margin trading can create serious financial problem, all Employees are urged to avoid margin transactions.

In dealing with clients and suppliers, situations sometimes occur that may create a conflict or the appearance of a conflict of interest. To avoid such situations, corporate policies were developed in the following areas:

1. Loans

Employees are not permitted to borrow from or lend personal funds to clients, brokers, or suppliers of PIA. Credit transactions in the normal course of business (for example, transacting business with a recognized lending institution or charging items at a department store) are not included in this restriction.

2. Advising Clients

Employees may be asked by a client to make a statement regarding the legal implications of a proposed transaction. Employee cannot give legal advice to clients unless giving such advice is part of their regular corporate responsibilities. Employees should be cautious that statements are not inappropriately interpreted as giving legal advice.

3.   Financial Incentives from Mutual Funds and Other Investments Vendors

Generally, neither PIA nor any of its employees may accept financial incentives from vendors of mutual funds or other investments with which it does business on behalf of fiduciary accounts. Financial incentives include anything of more than nominal value which PIA or its employees may receive directly or indirectly from a vendor, including items such as 12b-1 fees, computer equipment and seminars. Each decision to give business to a particular vendor must be made solely on the basis of factors which relate to the appropriateness of that vendor and its services or products for the accounts which will use them. PIA should never place itself in a position where the receipt of financial benefits in connection with any transaction may influence its judgment.

Employees routinely have knowledge, reports or statements about PIA's business or possess confidential information about the private or business affairs of PIA's clients and suppliers. Such information is privileged and must be held in the strictest confidence.

Confidential information is to be used only for corporate purposes. Under no circumstances may an Employee use such information for personal gain or pass it on to any person outside of PIA, including family or friends, or even to other Employees who do not need such information to carry out their duties.

Confidentiality must be maintained in communications between the various PIA organizations. No information that could be construed as influencing grant making may be communicated to The Pew Charitable Trusts Division. Likewise, information on grants or offering assistance in obtaining a grant may not be used to benefit clients of PIA or in soliciting new clients.

Please refer to PIA's Privacy Policy.

Employees may possess confidential information about those with whom PIA has business relationships. If released, such information could have a significant effect on their operations, business reputation or the market price of their securities. Disclosing such information could expose both the Employee and PIA to liability for damages. Such information must be kept confidential.

1. Financial

Financial information about PIA is confidential unless it has been published in reports to shareholders or otherwise has been make available to the public. Except as required by law, financial information is not to be released to any person. Any questions about disclosing financial information shall be referred to the Chief Operating Officer.

2. Regulatory

PIA is periodically examined by regulatory examiners. Any reports made by those regulatory agencies are the property of those agencies and strictly confidential. Employees may not give copies of regulatory reports to anyone, including examiners from other regulatory agencies. 18 U.S.C. [ss.]1906.

There may be civil and/or criminal sanctions for giving a regulatory report to an unauthorized person. Giving information from those reports to anyone not officially connected with PIA is a criminal offense. Any questions about disclosing regulatory information shall be referred to the General Auditor.

3. Proprietary

Certain non-financial information developed by PIA, such as business plans, methods of doing business, computer software and databases, is information that is proprietary and confidential. Employees are not to disclose it to anyone outside of PIA or use it directly or indirectly for their personal benefit or for the benefit of any third party that is not entitled to such information.

4. Investment

PIA forbids any officer, director, or employee from trading, either personally or on behalf of a client account, on material nonpublic information, or communicating material nonpublic information to other persons in violation of the law. This conduct is frequently referred to as "insider trading". PIA's policy applies to every officer, director, and employee and extends to activities within and outside their duties for PIA. Please refer to PIA's Policies and Procedures to Prevent Insider Trading.

Each PIA affiliate has a separate Philadelphia International Partners. Additionally, each Board has established an officer management committee structure, responsible to the Board in carrying out its obligations. Officer management committees consist of the Trust Administration Committee (TAC) and the Trust Investment Committee (TIC). The management committees are responsible for adopting internal operating procedures and practices to ensure and monitor compliance with these policies and laws and regulations. Policies may be subject to the approval of the Philadelphia International Partners if appropriate. Officers are authorized to take certain actions of a routine nature without the prior approval of such a committee; significant matters require prior discussion with senior officers. The committee structure is intended to obtain the collective deliberation and judgment of senior officers of PIA's various trust units on significant matters.

The Trust Administration Committees are charged by the Boards of Partners with the task of ensuring the proper administration of the fiduciary and agency accounts of PIA, as defined by law. The Trust Administration Committee may assign such duties and responsibilities to one or more subcommittees or officers as it may consider proper. Each such subcommittee or officer shall provide to the Trust Administration Committee such reports and minutes as the Trust Administration Committee shall require to properly document the deliberations and actions taken to accomplish the Trust Administration Committee's policies and procedures.

The Trust Investment Committees are charged by the Boards of Partners with the task of ensuring the proper exercise of the fiduciary investment powers of PIA, as defined by law. The Trust Investment Committee may assign such duties and responsibilities to one or more subcommittees or officers as it may consider proper. Each such subcommittee or officer shall provide to the Trust Investment Committee such reports and minutes as the Trust Investment Committee shall require to properly document the deliberations and actions taken to accomplish the Trust Investment Committee's policies and procedures.

It is PIA's policy that no one person shall handle all aspects of a transaction from beginning to end. To assure compliance with this policy, operating procedures should provide for:

1.   The appropriate separation of duties among those who
     a.   initiate transactions,
     b.   maintain books of record, and
     c. maintain custody over or control the movement of securities and/or other assets;

2. The appropriate separation of duties among those who make decisions concerning the selection of investment vehicles for fiduciary accounts and those who are involved in the business servicing of clients issuing such investment vehicles;

3.   Dual control of fiduciary assets. 12 C.F.R.[ss.]9.13
     (The Trust Administration Committee shall annually, or more often, designate not less than two officers or employees of PIA in whose joint custody or control such assets will be maintained.);

4.   Dual control in connection with the transfer and redemption of securities;

5. The independence of account officers and employees approving or reconciling accounts from those disbursing funds; and

6. The prohibition of receipt or release of securities or other assets without supporting documents and authorization tickets signed by authorized individuals whom are independent of the transactions being processed.

Signature and approval authorizations for the conduct of PIA's business are limited to individuals listed in, and subject to provisions of, approval authority guides and delegations maintained in accordance with resolutions of the Philadelphia International Partners, as may be amended from time to time.

Approved by Philadelphia International Partners on 2001.